Exhibit 99.1

Contact:

Denise T. Powell	Carolyn Bumgardner Wang
Sr. Director, Corporate Communications	WeissComm Partners, Inc.
Threshold Pharmaceuticals, Inc.	415-946-1065
650-474-8206	carolyn@weisscommpartners.com
dpowell@thresholdpharm.com

THRESHOLD PHARMACEUTICALS ANNOUNCES CHANGES TO TH-070 CLINICAL

DEVELOPMENT PROGRAM

FDA placed program on partial clinical hold; U.S Phase 2 study dosing completed

European/Canadian phase 3 clinical trial will be amended

Conference call to be held today at 5:00pm EST

REDWOOD CITY, CA – May 11, 2006 – Threshold Pharmaceuticals, Inc. (Nasdaq: THLD), today announced changes in the status of its TH-070 clinical development program for BPH (Benign Prostatic Hyperplasia).

As a result of abnormalities observed in liver enzyme levels in 6 subjects in ongoing clinical trials, the FDA (U.S. Food and Drug Administration) has placed the U.S. TH-070 program on partial clinical hold and has requested that the Company provide additional information related to the drug’s acceptable dose and duration of treatment in BPH patients. These abnormalities include 3 serious adverse events observed at 3 months of dosing in the phase 3 European /Canadian clinical trial and 3 additional observations of elevated liver enzymes that occurred in other ongoing clinical trials.

The Company is amending the phase 3 European/Canadian trial to discontinue dosing. 567 patients have been enrolled in this study, virtually all whom have completed 28 days of dosing. Data from these patients combined with that from the 216 U.S phase 2 patients will be evaluated and will inform the Company’s next steps for this program and its response to the FDA.

A partial clinical hold is a delay or suspension of part of the clinical work being performed under the Company’s IND (Investigational New Drug) Application. Under the partial clinical hold the current phase 2 trial will continue to completion. The human pharmacokinetic (PK) trial, already underway, will continue. The radical prostatectomy trial, planned to start this year, has been withdrawn by the Company and will not be initiated as was planned. A formal letter from the FDA detailing the partial hold issues is expected to be received in the next 30 days and no further clinical trials will be initiated until a complete response has been submitted and these issues are resolved. It is possible that, as the ongoing trials conclude, additional safety issues may be observed.

“Our main priority right now is the safety of our patients and we are working with the FDA to resolve these safety issues as quickly as possible,” said Alan Colowick, Threshold’s chief medical officer.

Lonidamine (TH-070) was originally approved for the treatment of cancer in 3 European countries in the mid-1980’s. Published randomized clinical trials of Londiamine in approximately 3500 cancer patients did not reveal statistically significant elevations in liver function tests. In the Company’s previous single center phase 2 TH-070 trial, one patient had transient elevated liver enzymes.

The Company plans to collect and analyze all the data, including the 28-day treatment data from approximately 750 patients who are participating in the phase 2 U.S. trial and the phase 3 trial being conducted in Europe and Canada. Threshold expects these results to be available in the third quarter of 2006. The Company hopes to commence additional clinical trials evaluating the use of TH-070, which might include intermittent therapy, subject to the evaluation of all relevant data and agreement with regulatory agencies.

The conference call dial-in information is as follows:

Dial-in number: 800 289 0494

Passcode: 5087746

888 203 1112 domestc replay

719 457 0820 international replay

Forward-Looking Statements

Except for statements of historical fact, the statements in this press release are forward-looking statements, including statements regarding Threshold’s product candidates and clinical trial progress and results. These statements involve risks and uncertainties that can cause actual results to differ materially from those in such forward-looking statements. Potential risks and uncertainties include, but are not limited to, Threshold’s ability to complete its anticipated clinical trials, the time and expense required to conduct such clinical trials, issues arising in the regulatory process and the results of such clinical trials (including product safety issues and efficacy results). Further information regarding these and other risks is included under the heading “Risk Factors” in Threshold’s Annual Report on Form 10-K, which was filed with the Securities Exchange Commission on March 28, 2006 and is available from the SEC’s website (www.sec.gov) and on our website (www.thresholdpharm.com) under the heading “Investors.” We undertake no duty to update any forward-looking statement made in this news release.